ABRAXAS PETROLEUM CORPORATION

NEWS RELEASE
Abraxas Announces Acceleration in 2014 Eagle Ford Activity; Provides Financial and Guidance Update
Exhibit 99.1
SAN ANTONIO (June 11, 2014) – Abraxas Petroleum Corporation (NASDAQ:AXAS) is pleased to announce an acceleration in 2014 Eagle Ford activity and provide the following guidance update.

Eagle Ford Activity

Abraxas’ board of directors recently approved an increase in the company’s 2014 capital budget to $190 million, an additional $25 million above the amount previously announced.  The total $65 million increase since the start of this year will go directly to maintaining a one rig program for the remainder of 2014 in the Eagle Ford and for additional Eagle Ford acreage acquisitions.   The current plan includes drilling the remaining two wells on the company’s Cave prospect, drilling one additional well on the company’s Dilworth East prospect and drilling three additional wells on the company’s Jourdanton prospect.

Financial Update

Abraxas’ lenders today increased the borrowing base of Abraxas’ credit facility to $162.5 million from $130 million.   In connection with this redetermination, the existing credit facility terms were modified to extend the maturity to June 30, 2018, reduce interest by 50 basis points across the grid and reduce the commitment fees to 37.5 basis points when utilization is less than 50%.

Guidance Update

With the increase in the Abraxas’ 2014 capital budget, the company is updating its 2014 guidance as well as providing a targeted exit rate.

	Original 2014E		Revised 2014E
	Low	High	Low	High
Production
Total (Boepd)	5,500	5,700	5,800	6,000
% Oil	70%		70%
% NGL	7%		7%
% Natural Gas	23%		23%

Targeted Exit Rate (Boepd)	NA		8,000

Operating Costs
LOE ($/Boe)	$13.00	$15.00	$13.00	$15.00
Production Tax (% Rev)	9.0%	9.5%	9.0%	9.5%
Cash G&A ($mm) (3)	$11.5	$12.0	$11.5	$12.0

CAPEX ($mm)	$160.0		$190.0

Bob Watson, President and CEO of Abraxas commented, “Our recent Eagle Ford performance has meaningfully surpassed our initial expectations.   On the back of this success, we are electing to maintain a one rig program in the Eagle Ford for the remainder of 2014.   This will not only bring forward the net present value of the assets, but also set the company up for a step change in production growth as evidenced by our targeted exit rate.   We look forward to updating the market as we continue to execute on our stated business plan.”

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Permian Basin and onshore Gulf Coast regions of the United States and in the province of Alberta, Canada.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas.  In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President – Chief Financial Officer
Telephone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com